                                    EXHIBIT 1

[LOGO]                                   THIRD QUARTER 2000

                                         Report to shareholders for the
                                         Period ended September 30, 2000.

Strong Operational Earnings on Strengthened
Operational Performance and Higher Prices

REVISED COST ESTIMATE FOR PROJECT MILLENNIUM

THIRD QUARTER HIGHLIGHTS

(All financial figures are in Canadian dollars unless otherwise noted.)

- Suncor Energy Inc.'s earnings for the first nine months of 2000 were $266 million ($1.11 per common share), compared with earnings of $114 million ($0.45 per common share) for the comparable period in 1999. Cash flow from operations during the same period was $742 million ($3.19 per common share), compared with $369 million ($1.56 per common share) in 1999.

     During both the quarter and year, there were transactions impacting earnings that were not viewed as ongoing operational earnings. See the table below that breaks out the components of net earnings.

     The above noted transactions included Suncor's partial write-down of its carrying value of the Stuart Oil Shale project in Australia, restructuring costs and divestment gains in its Natural Gas (formerly Exploration and Production) business and Project Millennium start-up expenses.

     Operational earnings increased to $313 million from $93 million in the same period of 1999. The increase primarily reflects higher commodity prices, record oil sands production, improved downstream refining margins, lower interest expense and higher foreign exchange gains. These factors were partially offset by higher hedging losses, higher operating costs, lower natural gas volumes, expenses associated with the Stuart Oil Shale Project and lower retail gasoline margins. The increase in cash flow from operations was due to the same factors as noted above.

- Third quarter earnings were $50 million ($0.19 per common share), compared with $70 million ($0.29 per common share) in the third quarter of 1999. Cash flow from operations was $229 million ($0.98 per common share), compared with $147 million ($0.62 per common share) for the third quarter of 1999.

     In the quarter, net earnings were also impacted by the partial write-down of the Stuart project, Natural Gas restructuring costs and divestment gains and Project Millennium start-up expenses.

     Operational earnings in the quarter were $111 million compared to $55 million in the same quarter last year. Factors affecting third quarter operational earnings and cash flow were essentially the same as those affecting the company's nine-month financial performance.

- Subsequent to the end of the quarter, Suncor completed a thorough analysis of Project Millennium at its Oil Sands operations and has revised the project's cost estimate to $2.8 billion. The project will more than double production capacity to 225,000 barrels per day from 105,000 barrels per day in 1999. Major commissioning work is still planned for the second half of 2001, with previously announced production and cash operating cost targets on track. (See pages 2 and 3 for further details).


EARNINGS COMPONENTS

                                                  Nine months ended
                                   Third Quarter    September 30
($ millions after income taxes)    2000     1999    2000     1999
-------------------------------------------------------------------
OPERATIONAL EARNINGS                111      55      313      93

NATURAL GAS
   Asset divestments                 35      15       69      21
   Restructuring cost               (10)     --      (30)     --

STUART OIL SHALE PROJECT
   Partial asset write-down         (80)     --      (80)     --

OIL SANDS
   Start-up expenses -
   Project Millenium                 (6)     --       (6)     --
-------------------------------------------------------------------
Net earnings                         50      70      266     114
-------------------------------------------------------------------




CASH FLOW COMPONENTS

                                                  Nine months ended
                                   Third Quarter    September 30
($ millions)                       2000     1999    2000     1999
-------------------------------------------------------------------
OPERATIONAL CASH FLOW               252     147      773     369

NATURAL GAS
   Restructuing cost                 (1)     --       (9)     --

OIL SANDS
   Start-up expenses &
      overburden removal -
      Project Millennium            (22)     --      (22)     --
-------------------------------------------------------------------
Cash flow from operations           229     147      742     369
-------------------------------------------------------------------

Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        2   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0

"Our strong operational performance allowed us to take advantage of the current pricing environment for our key commodities.''

R I C H A R D  L.  G E O R G E,
President and Chief Executive Officer


------------------------------------------------------------------
                                     1999              2000
------------------------------------------------------------------
                                  Q3      Q4     Q1     Q2     Q3
------------------------------------------------------------------
EARNINGS BY QUARTER                70      72    105    111     50
($ millions)
------------------------------------------------------------------


------------------------------------------------------------------
                                     1999              2000
------------------------------------------------------------------
                                  Q3      Q4     Q1     Q2     Q3
------------------------------------------------------------------
CASH FLOW FROM OPERATIONS
BY QUARTER                        147     222    269    244    229
($ millions)
------------------------------------------------------------------


- Suncor's hedging program had a loss of $69 million during the third quarter compared with a $24 million loss in the third quarter of 1999, and a $171 million loss on a year-to-date basis compared with a $20 million loss for the same period last year.

- Suncor's total crude oil, natural gas and natural gas liquids production during the first nine months averaged 144,100 barrels of oil equivalent (BOE) per day, compared with 139,800 BOE per day during the same period in 1999. Total third quarter production averaged 140,600 barrels of oil equivalent
   (BOE) per day, compared with 137,100 BOE per day in the third quarter of 1999.

- Oil Sands achieved record third quarter production of 114,200 barrels per day compared with 101,500 barrels per day in the third quarter of 1999. The average production target for the year remains at 115,000 barrels per day.

- During the quarter, Natural Gas continued to progress its new strategy by completing its restructuring and the divestment of non-core assets. During the quarter, the divestment generated $113 million in proceeds, raising the total proceeds this year to $314 million.

- Suncor's Natural Gas business had production during the third quarter of 26,400 BOE per day. Production for the year is targeted to achieve its plan of 27,000 BOE per day.

- In the downstream refining and retail marketing business, Sunoco's third quarter earnings rose to $19 million, up from $12 million in the third quarter of 1999. The increase primarily reflects improved refining margins.

- During the quarter, Suncor announced plans to resolve operational issues at its Stuart joint venture oil shale demonstration project in Australia that could require expenditures of $13 million and potentially up to $22 million to improve plant performance. The next stage of development will be put on hold until operational issues and concerns about environmental and social impacts are addressed. Suncor also recorded an after tax write-down of $80 million of the project, reflecting increased costs and delayed oil production.

- For the second year in a row, Suncor was included in the Dow Jones Sustainability Group Index, a global stock index that tracks the performance of leading sustainability companies. The principles of sustainable development are environmental performance, economic development and social responsibility.

- Consolidated revenues for the first nine months were $2.5 billion, compared with $1.7 billion during the same period last year. Consolidated revenues for the third quarter were $862 million compared with $639 million in the third quarter of 1999.


SUNCOR OPERATING STRENGTH SHOWS IN THIRD QUARTER

  "Suncor continues to benefit from high commodity prices and demand for our products," said Rick George, president and chief executive officer. "Our strong operational performance allowed us to take advantage of the current pricing environment for our key commodities. Sunoco's refining margins improved and Oil Sands production during the quarter puts it on target to hit a record annual production rate of 115,000 barrels per day this year. Natural Gas is making significant progress with its repositioning and is on track to achieve its target of 10 per cent return on capital within five years."


REVISED COST ESTIMATE FOR PROJECT MILLENNIUM

  Subsequent to the end of the quarter, a thorough analysis was completed on Suncor's Project Millennium that resulted in a revised cost estimate of $2.8 billion. In the first quarter of this year, Suncor had estimated project costs could be as high as $2.45 billion, up from the original estimate of $2 billion.


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        3   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0

"Even with the added cost, the economics of Project Millennium remain very attractive and promise significant returns for our shareholders.''

R I C H A R D  L.  G E O R G E,
President and Chief Executive Officer


--------------------------------------------------------------------
                                     1999               2000
--------------------------------------------------------------------
                                    Q3     Q4     Q1     Q2     Q3
--------------------------------------------------------------------
INDUSTRY INDICATORS
Crude Oil - West Texas
   Intermediate (U.S.$/bbl)       21.70   24.50  28.75  28.65  31.60
Exchange Rate (Cdn$ : U.S.$)       .68     .69    .69    .68    .68
--------------------------------------------------------------------


--------------------------------------------------------------------
                                     1999               2000
--------------------------------------------------------------------
                                    Q3     Q4     Q1     Q2     Q3
--------------------------------------------------------------------
RATIOS
(Percentages)
Return on average shareholder's
    equity                         8.8     10.3  13.6   16.4   15.4
Exchange Rate (Cdn$ : U.S.$)       8.2      8.3  11.4   15.5   14.8
--------------------------------------------------------------------



   The increased costs are largely attributed to the rising costs of labour, fabrication and material and a $150 million change in the project scope.

   One of the largest capital projects in Canada, Project Millennium will more than double Suncor's oil sands production capacity from an average of 105,000 barrels per day in 1999 to 225,000 barrels per day in 2002. The project is the cornerstone of Suncor's plan to achieve daily production capacity of 400,000 - 450,000 barrels per day at its oil sands operations by 2008.

   "We always believed Project Millennium would be a major boost for the Alberta economy. During the planning for this project three years ago, no one could have foreseen just how strong the economy would be today and the high demand for skilled labour across the country," says George.

   The project is approximately 50 per cent complete, engineering is essentially finished, all materials have been purchased and the focus is on construction and completion. "With the finish line in sight, we believe our revised estimate is an accurate reflection of the project's cost."

   The additional capital costs, which were approved by Suncor's Board of Directors, are expected to be financed through internally generated cash flow and additional borrowing.

   "Even with the added cost, the economics of Project Millennium remain very attractive and promise significant returns for our shareholders," George says. Project Millennium will increase plant reliability, provide environmental improvements and reduce oil sands cash costs to between $8.50 and $9.50 per barrel. "We are as enthusiastic as ever about what this expansion means to our future," says George.


FINANCIAL RESULTS

THIRD QUARTER

   Consolidated earnings for the third quarter were $50 million ($0.19 per common share), down from $70 million ($0.29 per common share) in the third quarter of 1999. Operational earnings in 2000 of $111 million were higher than the $55 million operational earnings in the same period in 1999. The $56 million increase in operational earnings to $111 million was mainly due to higher crude oil and natural gas prices, record oil sands production, improved refining margins and higher foreign exchange gains as the Australian dollar weakened against the Canadian dollar. These increases were partially offset by higher hedging losses, higher operating expenses, lower natural gas volumes, ongoing costs associated with the Stuart Oil Shale Project and lower retail margins.

   In addition to the above items, net earnings were impacted by Suncor's partial write-down of its carrying value of the Stuart Oil Shale project in Australia, restructuring costs, Natural Gas divestments gains (2000 and 1999) and Project Millennium start-up expenses. The start-up expenses relate to the preparations necessary prior to the actual commencement of operations in 2001. The preparatory work on the project will continue over the balance of 2000 and into 2001 when start-up activities are expected to be completed and operations begin.

   Cash flow from operations for the quarter was $229 million, ($0.98 per common share), up from $147 million, ($0.62 per common share) in the third quarter of 1999. This improvement was primarily due to the same factors that increased earnings, partially offset by $12 million of overburden removal costs associated with the start-up of the Project Millennium mine in 2001. The overburden removal cash outlays are in addition to the start-up expenses and are always incurred before oil sands mining can be undertaken. Overburden removal costs will begin to be expensed once oil sands


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        4   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


OIL SANDS CASH OPERATING COSTS

                                                  Nine months ended
                                   Third Quarter    September 30
(Dollars per barrel)               2000     1999    2000     1999
-------------------------------------------------------------------
Base Plant                         12.40    12.35   11.90    11.90

Start-up expenditures -
   Project Millennium               2.10      --     0.65      --
-------------------------------------------------------------------
Total cash operating costs         14.50    12.35   12.55    11.90
-------------------------------------------------------------------


--------------------------------------------------------------------
                                       1999            2000
--------------------------------------------------------------------
                                   Q3      Q4     Q1     Q2     Q3
--------------------------------------------------------------------
OIL SANDS PRODUCTION BY QUARTER
(thousands of barrels per day)    101.5   113.2  114.8  116.7  114.2
--------------------------------------------------------------------


mining commences. Cash flow from the operations, before Project Millennium start-up expenditures and Natural Gas restructuring for the quarter, was $252 million compared with $147 million in the same period in 1999.


NINE-MONTH CONSOLIDATED EARNINGS

   Consolidated earnings for the first nine months of the year were $266 million ($1.11 per common share), compared with $114 million ($0.45 per common share), earned during the comparable period in 1999. Operational earnings in 2000 of $313 million were higher than the $93 million operational earnings in 1999. The $220 million increase in operational earnings to $313 million was due primarily to the same factors that impacted earnings in the quarter. Year-to-date earnings for 2000 were also higher, reflecting a reduction in statutory income tax rates that increased earnings by $7 million.

   In addition to the above items, net earnings were also impacted by the same factors as noted above under the third quarter discussion.

   Cash flow from operations for the first nine months was $742 million ($3.19 per common share), compared with $369 million ($1.56 per common share) in the same period of 1999. Cash flow was affected by the same factors that increased earnings as well as the $12 million spending associated with overburden removal prior to the commencement of mining on Project Millennium. Cash flow from the operational activities on a year-to-date basis was $773 million compared with $369 million in the same period in 1999.


BUSINESS UNIT PERFORMANCE

OIL SANDS ON TRACK TO MEET ANNUAL PRODUCTION TARGET OF 115,000 BARRELS PER DAY

   Oil Sands' third quarter earnings were $76 million ($82 million operational earnings before Project Millennium start-up expenses) compared with $43 million in the third quarter of 1999. Cash flow from operations was $156 million in the third quarter compared with $104 million in the comparable quarter in 1999. Excluding Project Millennium start-up expenditures, 2000 cash flow from operations was $178 million.

   The earnings increase reflects higher crude oil prices and record third quarter production, partially offset by higher hedging losses and cash and non-cash expense increases, and Project Millennium start-up expenses. Higher expenses reflect the increased level of production, higher natural gas prices and higher non-cash expenses (depreciation, depletion and amortization). The higher non-cash expenses are due to a higher asset base that increased the production capacity and an increase in the estimated amount and cost of overburden removal.

   Oil Sands third quarter production was 114,200 barrels per day compared with 101,500 barrels per day during the third quarter of 1999. Oil Sands continues to target annual production in 2000 of 115,000 barrels per day.

   Cash operating costs for the first nine months were $12.55 per barrel compared with $11.90 in the first nine months of 1999. Excluding the $0.65 per barrel impact of Project Millennium start-up expenditures, the cash operating costs were $11.90 per barrel.


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        5   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0



-------------------------------------------------------------------
                                      1999              2000
-------------------------------------------------------------------
                                  Q3      Q4     Q1     Q2     Q3
-------------------------------------------------------------------
NATURAL GAS BOE
CONVENTIONAL PRODUCTION
BY QUARTER                        35.6    33.8   33.8   26.1   26.4
(thousands of barrels of oil
equivalent per day)
-------------------------------------------------------------------


-------------------------------------------------------------------
                                      1999              2000
-------------------------------------------------------------------
                                  Q3      Q4     Q1     Q2     Q3
-------------------------------------------------------------------
DOWNSTREAM PRODUCT MARGINS
BY QUARTER
(cents per litre)
   Retail                          6.9     7.2    6.8    6.4    6.4
   Refining                        4.8     4.3    5.4    6.3    6.1
-------------------------------------------------------------------




NATURAL GAS GENERATES DIVESTMENT PROCEEDS OF $314 MILLION THIS YEAR

   In the third quarter, Natural Gas earned $43 million ($18 million operational earnings before asset divestments and restructuring charges) compared with $20 million ($5 million before asset divestments) in the same quarter of 1999. Cash flow from operations during the quarter was $64 million compared with $39 million last year. Excluding the impact of divestment and restructuring charges, the increase in earnings was due primarily to higher commodity prices and lower exploration expenses, partially offset by lower production volumes.

   During the third quarter, Natural Gas completed its current planned divestment program with the sale of non-core assets bringing the total proceeds generated this year to $314 million. This exceeds the company's original target of $250 million by $64 million. During 2000, Natural Gas divested 41 million BOE of total proven reserves. These reserves represent approximately 10,000 BOE per day of production at the time of sale. The annualized production impact for 2000 is 5,500 BOE per day.

   As expected, the divestment program resulted in a decline in production. Third quarter production volumes averaged 26,400 BOE per day compared with 35,600 BOE per day in the third quarter of 1999. Natural Gas expects to exit the year with a production rate of 22,000 BOE per day. Production for 2000 is expected to average 27,000 BOE per day. The business is on track to achieve its previously announced target of $18 - $20 million in annual expense reductions in 2001.


HIGHER REFINING MARGINS IMPROVE SUNOCO THIRD QUARTER PERFORMANCE

   Sunoco's third quarter earnings rose to $19 million, compared with earnings of $12 million in the third quarter of 1999. Cash flow from operations was $49 million for the quarter compared with $37 million in the third quarter of 1999. Higher refining margins had a positive impact on earnings and cash flow, while lower retail margins partially offset the improved refining margins.

   Refining operations earned $20 million in the third quarter compared with earnings of $9 million for the same quarter last year. Low North American refined product inventories and concerns of possible heating oil shortages this winter helped push refining margins higher.

   Sunoco's retail marketing earnings were $1 million, down from earnings of $4 million in the third quarter of last year. The decrease reflects lower margins in the quarter, and higher operating costs, including price-related cost increases. These factors were partially offset by higher ancillary income at the service station level.

   Sunoco launched its Affinity Card loyalty program that offers residential natural gas customers a two per cent discount on fuel and store purchases (excluding tobacco, fast food and lottery purchases) at Sunoco retail sites.

   Sunoco's Integrated Energy Solutions (IES) business posted a loss of $2 million for the quarter compared with a loss of $1 million in the third quarter of 1999. The restructuring of pricing arrangements on contracts is expected to generate positive earnings in 2001.

   During the quarter, Sunoco launched its new e-commerce web site WWW.SUNOCO.CA. The site supports Sunoco's existing business development and community relations strategies by offering WEB GAS, a way to pre-purchase gasoline and other products on the Internet, and free web-site locations to non-profit groups.


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        6   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


STUART OIL SHALE WRITE-DOWN

   During the quarter, Suncor announced plans to resolve operational issues at its Stuart joint-venture oil shale demonstration project in Australia, which could require expenditures of $13 million and potentially up to $22 million to improve plant performance. The next stage of development will be put on hold until operational issues and concerns about environmental and social impacts are addressed. Suncor also recorded an after-tax write-down of $80 million on the project, reflecting increased costs and delayed oil production. Future expenditures at the oil shale plant will be expensed against earnings.

   SUNCOR ENERGY IS AN INTEGRATED CANADIAN ENERGY COMPANY WITH A LEADING POSITION IN CANADA'S OIL SANDS INDUSTRY. SUNCOR IS ALSO A NATURAL GAS PRODUCER IN WESTERN CANADA; OPERATES A REFINING AND MARKETING BUSINESS IN ONTARIO UNDER THE SUNOCO BRAND; AND IS COMMISSIONING AN OIL SHALE DEVELOPMENT PROJECT IN AUSTRALIA. AT THE SAME TIME AS SUNCOR MEETS TODAY'S ENERGY NEEDS, THE COMPANY IS ALSO INVESTING IN ALTERNATIVE AND RENEWABLE ENERGY FOR THE FUTURE. SUNCOR ENERGY COMMON SHARES AND PREFERRED SECURITIES ARE LISTED FOR TRADING ON THE TORONTO AND NEW YORK STOCK EXCHANGES (SYMBOL SU).

   THIS NEWS RELEASE CONTAINS FORWARD-LOOKING INFORMATION. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED AS A RESULT OF A NUMBER OF FACTORS, RISKS AND UNCERTAINTIES, KNOWN AND UNKNOWN. THIS FORWARD-LOOKING INFORMATION REGARDING SUNCOR ENERGY'S FUTURE PLANS, INCLUDING COST ESTIMATES, IS PRELIMINARY AND REMAINS SUBJECT TO CHANGE IN RESPONSE TO FACTORS THAT COULD INCLUDE: STAKEHOLDER CONSULTATION; THE REGULATORY PROCESS; DETAILED ENGINEERING WORK; TECHNICAL ISSUES; ENVIRONMENTAL ISSUES; TECHNOLOGICAL CAPABILITIES; NEW LEGISLATION; COMPETITIVE AND GENERAL ECONOMIC FACTORS AND CONDITIONS; AND THE OCCURRENCE OF UNEXPECTED EVENTS. FURTHER DISCUSSION OF THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD AFFECT THESE PLANS AND ANY ACTUAL RESULTS ARE DESCRIBED IN SUNCOR ENERGY'S ANNUAL REPORT TO SHAREHOLDERS AND OTHER DOCUMENTS FILED WITH REGULATORY AUTHORITIES.


For more information about Suncor, visit our website at WWW.SUNCOR.COM or phone:

   Media Inquiries:
   Lisa Falkowsky
   Manager, External Communications
   (403) 205-6966
   lfalkowsky@suncor.com

   Investor Relations:
   John Rogers
   Director, Investor Relations
   (403) 269-8670
   jrogers@suncor.com


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        7   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


Consolidated Statements of Earnings
(unaudited)

                                                                   Third quarter             Nine months ended September 30
($ millions)                                                  2000              1999             2000              1999
-----------------------------------------------------------------------------------------------------------------------------
REVENUES                                                       862               639            2,461             1,672
-----------------------------------------------------------------------------------------------------------------------------
EXPENSES
   Purchases of crude oil and products                         212               145              575               355
   Operating, selling and general                              211               208              647               571
   Exploration                                                   6                 8               41                28
   Royalties                                                    48                26              134                62
   Taxes other than income taxes                                94                84              269               246
   Depreciation, depletion and amortization                     91                78              271               231
   Gain on disposal of assets                                  (74)              (25)            (149)              (34)
   Write down of oil shale assets (note 2)                     125                 -              125                 -
   Restructuring (note 3)                                       22                 -               65                 -
   Start-up expenses - Project Millennium (note 4)              10                 -               10                 -
   Interest                                                      6                 5                6                24
-----------------------------------------------------------------------------------------------------------------------------
                                                               751               529             1994             1 483
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                   111               110              467               189
-----------------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES
   Current                                                      19                22               38                33
   Future                                                       42                18              163                42
-----------------------------------------------------------------------------------------------------------------------------
                                                                61                40              201                75
-----------------------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                    50                70              266               114
Dividends on preferred securities                               (6)               (7)             (19)              (15)
-----------------------------------------------------------------------------------------------------------------------------
Net earnings attributable to common shareholders                44                63              247                99
-----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars)
   Net earnings                                               0.22              0.32             1.20              0.52
   Dividends on preferred securities                          0.03              0.03             0.09              0.07
-----------------------------------------------------------------------------------------------------------------------------
   Net earnings attributable to common shareholders
      Basic                                                   0.19              0.29             1.11              0.45
      Diluted                                                 0.19              0.29             1.11              0.45
-----------------------------------------------------------------------------------------------------------------------------
   Dividends                                                 0.085             0.085            0.255             0.255
-----------------------------------------------------------------------------------------------------------------------------

   See accompanying notes.


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        8   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


                                                                      SEPTEMBER 30                         December 31
($ millions)                                                                  2000                                1999
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                   126                                   5
   Accounts receivable                                                         389                                 277
   Future income taxes                                                          45                                  14
   Inventories                                                                 161                                 161
-----------------------------------------------------------------------------------------------------------------------------
Total current assets                                                           721                                 457
-----------------------------------------------------------------------------------------------------------------------------
Capital assets, net                                                          5,427                               4,528
Deferred charges and other                                                     161                                 191
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                 6,309                               5,176
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Short-term borrowings                                                        25                                  32
   Accounts payable                                                            369                                 277
   Accrued liabilities                                                         264                                 339
   Income taxes                                                                 20                                  15
   Taxes other than income taxes                                                35                                  46
   Current portion of long-term borrowings                                       1                                   1
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                      714                                 710
-----------------------------------------------------------------------------------------------------------------------------
Long-term borrowings                                                         2,021                               1,306
Accrued liabilities and other                                                  257                                 236
Future income taxes                                                            951                                 816
Shareholders' equity (see below)                                             2,366                               2,108
-----------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                   6,309                               5,176
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
                                                                    Number                             Number
-----------------------------------------------------------------------------------------------------------------------------
Preferred securities                                            17,540,000     514                 17,540,000      514
Share capital                                                  221,701,285     534                221,032,238      524
Retained earnings                                                            1,318                               1,070
-----------------------------------------------------------------------------------------------------------------------------
                                                                             2,366                               2,108
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes.


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

        9   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0

Consolidated Statements of Cash Flows
(unaudited)

                                                                   Third quarter            Nine months ended September 30
($ millions)                                                  2000              1999             2000              1999
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Cash flow provided from operations (1), (2)                    229               147              742               369
Decrease (increase) in operating working capital
   Accounts receivable                                         (30)              (10)            (112)              (73)
   Inventories                                                  --                10               --                27
   Accounts payable and accrued liabilities                     19                77               17               116
   Taxes payable                                                16                18               11                 6
---------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                        234               242              658               445
---------------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES (2)                         (390)             (299)          (1,066)             (713)
---------------------------------------------------------------------------------------------------------------------------
NET CASH DEFICIENCY BEFORE FINANCING ACTIVITIES               (156)              (57)            (408)             (268)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                    11                (5)              (7)               (8)
Issuance of preferred securities                                 -                 -                -               507
Stuart oil shale project borrowings                              -                 -                -                 9
Repayment of commercial paper borrowings                         -                 -                -              (507)
Net increase in other long-term borrowings                     291                90              617               334
Issuance of common shares under stock option plan                3                 -                8                 5
Dividends paid on preferred securities (3)                     (12)              (12)             (35)              (26)
Dividends paid on common shares                                (17)              (19)             (54)              (56)
---------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM FINANCING ACTIVITIES                        276                54              529               258
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               120                (3)             121               (10)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 6                19                5                26
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                     126                16              126                16
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars)
(1)  Cash flow provided from operations                       1.03              0.67             3.35              1.67
(3)  Dividends paid on preferred securities (pre-tax)         0.05              0.05             0.16              0.11
---------------------------------------------------------------------------------------------------------------------------
   Cash flow provided from operations after
      deducting dividends paid on preferred securities        0.98              0.62             3.19              1.56
---------------------------------------------------------------------------------------------------------------------------

(2)  See Schedules of Segmented Data.

See accompanying notes.


Media and Investor Inquiries:          For more information about Suncor Energy,
John Rogers (403) 269-8670                  visit our website at: www.suncor.com

       10   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


Consolidated Statements of Changes in Shareholders' Equity
(unaudited)

                                                              Preferred                  Share                Retained
($ millions)                                                 Securities                Capital                Earnings
---------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998                                                  -                    518                     981
Net earnings                                                          -                      -                     114
Dividends paid on preferred securities                                -                      -                     (15)
Dividends paid on common shares                                       -                      -                     (56)
Issuance of preferred securities                                    514                      -                       -
Issued for cash under stock option plan                               -                      5                       -
---------------------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30, 1999                                               514                    523                   1,024
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                                                514                    524                   1,070
Net earnings                                                          -                      -                     266
Dividends paid on preferred securities                                -                      -                     (19)
Dividends paid on common shares                                       -                      -                     (54)
Issued under dividend reinvestment plan                               -                      2                      (2)
Issued for cash under stock option plan                               -                      8                      --
Income taxes - impact of new standard (note 5(b))                     -                      -                      57
---------------------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30, 2000                                               514                    534                   1,318
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.



Common Share Information
--------------------------------------------------------------------------------
Share price at end of trading


--------------------------------------------------------------------
                                     1999               2000
--------------------------------------------------------------------
                                    T3     T4     T1     T2     T3
--------------------------------------------------------------------
Toronto Stock Exchange -
$Canadian                         28.00   30.20  31.45  34.20  32.35
--------------------------------------------------------------------

--------------------------------------------------------------------
                                     1999               2000
--------------------------------------------------------------------
                                    T3     T4     T1     T2     T3
--------------------------------------------------------------------
New York Stock Exchange -
$U.S.                             19.55   20.90  21.25  23.25  22.13
--------------------------------------------------------------------





                                                                                         2000                    1999
---------------------------------------------------------------------------------------------------------------------------
nine months ended September 30
Average number outstanding, weighted monthly (thousands)                              221,301                 220,761
---------------------------------------------------------------------------------------------------------------------------
Book value per common share     - $Canadian                                              8.36                    7.00
---------------------------------------------------------------------------------------------------------------------------
                                - $U.S.                                                  5.57                    4.77
---------------------------------------------------------------------------------------------------------------------------
Common share options outstanding                                                    5,999,137               5,868,759
---------------------------------------------------------------------------------------------------------------------------

Ratios
(unaudited)
---------------------------------------------------------------------------------------------------------------------------
as at September 30
Debt to debt plus shareholders' equity (%)                                               46.4                    35.6
---------------------------------------------------------------------------------------------------------------------------
Net tangible asset coverage on long-term debt (times)
   Before deduction of future income taxes                                                2.6                     3.3
---------------------------------------------------------------------------------------------------------------------------
   After deduction of future income taxes                                                 2.1                     2.7
---------------------------------------------------------------------------------------------------------------------------
twelve months ended September 30
Debt to cash flow provided from operations (times)                                        2.0                     2.3
---------------------------------------------------------------------------------------------------------------------------
Interest coverage on long-term debt (times)
   Net income                                                                             6.2                     4.0
---------------------------------------------------------------------------------------------------------------------------
   Cash flow from operations                                                             10.0                     7.3
---------------------------------------------------------------------------------------------------------------------------


Media and Investor Inquiries:          For more information about Suncor Energy,
John Rogers (403) 269-8670                  visit our website at: www.suncor.com

       11   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


Notes to the Consolidated Financial Statements
(unaudited)


1. ACCOUNTING POLICIES
These financial statements follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual financial statements except as described in note 5.

2. WRITE DOWN OF OIL SHALE ASSETS
During the third quarter, the company announced plans to resolve operational issues and improve performance at its oil shale project in Australia. These plans could require expenditures in the range of $13 million to $22 million during the next six months. Also included in these plans is a third quarter write down of the carrying value of the oil shale project in the amount of $125 million. The impact of this charge to expense is to decrease net earnings by $80 million.

3. RESTRUCTURING CHARGE
During the second quarter, the company announced the approval, by the Board of Directors, of a new strategy designed to deliver profitable and sustainable growth in its Natural Gas business by capitalizing on opportunities to strengthen its competitive position, lower costs and improve its return on capital. As a result of initiating the first phase of the strategy, the carrying value of certain assets was written down to their estimated fair market value and a provision for estimated restructuring costs, including those associated with employee terminations, was recorded. The impact of these charges to expense is to decrease net earnings by $20 million after income tax credits of $23 million. There have been no material adjustments during the third quarter to the above estimates. Any future adjustments would be recorded as they are identified.

   During the third quarter, completion of the re-positioning of the company's Natural Gas business has resulted in the recording of a further provision for restructuring costs in the amount of $22 million. The impact of these charges is to decrease net earnings by $10 million.

4. START-UP EXPENSES
Start-up expenses represent pre-operating costs incurred in the commissioning of the company's Oil Sands Project Millennium.

5. ADOPTION OF NEW ACCOUNTING STANDARDS
a) Employee future benefits
Effective January 1, 2000, the company adopted new recommendations issued by the Accounting Standards Board of the Canadian Institute of Chartered Accountants for the recognition, measurement and disclosure of the cost of employee future benefits. Under this standard, a liability and an expense is recognized for all employee future benefits in the reporting period in which an employee has provided the service that gives rise to the benefits. The recommendations were adopted in a manner that produces accrued benefit asset or obligation and expense amounts for all of its benefit plans that are the same as those determined by application of accounting principles generally accepted in the United States.

   The new recommendations, which will not affect the company's cash flows or liquidity, have been adopted retroactively and prior periods' results have been restated. As a result, retained earnings were decreased by $34 million, accrued liabilities and other were increased by $57 million and future income taxes were decreased by $23 million at January 1, 2000. The impact of the new recommendations for the nine months ended September 30, 2000 was to increase operating, selling and general expenses by $10 million and decrease net earnings by $6 million (1999 - increase operating, selling and general expenses by $18 million and decrease net earnings by $11 million).

b) Income taxes

Effective January 1, 2000, the company adopted new recommendations issued by the Accounting Standards Board of the Canadian Institute of Chartered Accountants dealing with the accounting for income taxes. This standard requires the use of the asset and liability method for computing future income taxes. Under this method, future income taxes are recognized based on differences between the book and tax values of assets and liabilities. Future income tax assets and liabilities are measured using the tax rates and tax laws expected to apply when those differences are settled in the future. The effect on future income tax assets and liabilities of a change in tax rates is included in net earnings in the year in which the change to the future tax liability is made. Material changes in tax rates could result in volatility in net earnings in the periods affected. Previously, the company followed the deferral method of accounting for income taxes, which was based on differences in the timing of reporting income and expenses in financial statements and tax returns.

   The new recommendations, which will not affect the company's cash flows or liquidity, have been adopted retroactively without restating prior periods. The cumulative effect at January 1, 2000 is to decrease future income taxes and increase retained earnings by $57 million.

   The effective income tax rate for the nine months ended September 30, 2000 was 43% reflecting a non-cash credit of $7 million resulting from the revaluation of future income tax balances. This revaluation reflects the substantive enactment of reductions in income tax rates this year.

6. COMPARATIVE FIGURES
In addition to the restatement of prior periods' results for comparative purposes identified in note 5, adoption of the new accounting standards has resulted in changes to prior periods' capital employed, return on capital employed, affected ratios and indicators, and certain per common share calculations.
   The 1999 common share price and number of common shares and common share options outstanding, as well as net earnings, cash dividends, cash flow from operations and book value per common share, have been changed to reflect the two-for-one split of the company's common shares during the second quarter of 2000.

7. SUPPLEMENTAL INFORMATION

($ millions)                        2000           1999
---------------------------------------------------------
NINE MONTHS ENDED SEPTEMBER 30
Interest paid                         81             54
---------------------------------------------------------
---------------------------------------------------------
Income taxes paid                     15             --
---------------------------------------------------------
---------------------------------------------------------
Interest expense
   Long-term interest cost            78             52
   Capitalized interest              (72)           (28)
---------------------------------------------------------
                                       6             24
---------------------------------------------------------
THIRD QUARTER
Interest paid                         37             22
---------------------------------------------------------
Income taxes refunded                 (1)            (7)
---------------------------------------------------------
Interest expense
   Long-term interest cost            26             16
   Capitalized interest              (26)           (11)
---------------------------------------------------------
                                       -              5
---------------------------------------------------------
---------------------------------------------------------


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

       12   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0

Schedules of Segmented Data
(unaudited)

($ millions)                             2000     1999     2000    1999     2000     1999     2000     1999    2000     1999
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS
nine months ended September 30
REVENUES
Sales and other operating revenues         422      325      157     101    1,880    1,243        -        -   2,459    1,669
Intersegment revenues                      590      279      120     117        -        -     (710)    (396)      -        -
Interest                                     -        -        -       -        -        -        2        3       2        3
---------------------------------------------------------------------------------------------------------------------------------
                                         1,012      604      277     218    1,880    1,243     (708)    (393)  2,461    1,672
EXPENSES
Purchases of crude oil and products          2        4        -       -    1,278      736     (705)    (385)    575      355
Operating, selling and general             336      276       53      65      218      196       40       34     647      571
Exploration                                  -        -       41      28        -        -        -        -      41       28
Royalties                                   73       33       61      29        -        -        -        -     134       62
Taxes other than income taxes                9        7        3       3      257      236        -        -     269      246
Depreciation, depletion and amortization   170      124       60      68       41       39        -        -     271      231
(Gain) loss on disposal of assets            -        2     (148)    (36)      (1)       -        -        -    (149)     (34)
Write down of oil shale assets               -        -        -       -        -        -      125        -     125        -
Restructuring                                -        -       65       -        -        -        -        -      65        -
Start-up expenses - Project Millennium      10        -        -       -        -        -        -        -      10        -
Interest                                     -        -        -       -        -        -        6       24       6       24
---------------------------------------------------------------------------------------------------------------------------------
                                           600      446      135     157    1,793    1,207     (534)    (327)  1,994    1,483
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES        412      158      142      61       87       36     (174)     (66)    467      189
Income taxes                              (165)     (64)     (75)    (25)     (29)     (16)      68       30    (201)     (75)
---------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                        247       94       67      36       58       20     (106)     (36)    266      114
---------------------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED
as at September 30                       1,366    1,277      462     714      445      482       (7)    (109)  2,266    2,364
---------------------------------------------------------------------------------------------------------------------------------
twelve months ended September 30
RETURN ON AVERAGE CAPITAL EMPLOYED (%)    24.1     12.9     12.3     6.1     14.1      5.6        -        -    14.8      8.2
---------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE CAPITAL EMPLOYED (%)*   12.1      7.8     12.3     6.1     14.1      5.6        -        -     9.0      5.9
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE FINANCING ACTIVITIES
nine months ended September 30
CASH PROVIDED FROM (USED IN)
  OPERATING ACTIVITIES:
  Cash flow provided from
    (used in) operations
    Net earnings (loss)                    247       94       67      36       58       20     (106)     (36)    266      114
    Exploration expenses
      Cash                                   -        -       10      10        -        -        -        -      10       10
      Dry hole costs                         -        -       31      18        -        -        -        -      31       18
    Non-cash items included in earnings
      Depreciation, depletion and
        amortization                       170      124       60      68       41       39        -        -     271      231
      Future income taxes                  153       60       74      24        4      (17)     (68)     (25)    163       42
      Current income tax provision
        allocated to Corporate              12        4        1       1       25       33      (38)     (38)      -        -
      (Gain) loss on disposal of assets      -        2     (148)    (36)      (1)       -        -        -    (149)     (34)
      Write down of oil shale assets         -        -        -       -        -        -      125        -     125        -
      Restructuring                          -        -       56       -        -        -        -        -      56        -
      Other                                  3        -        2       4        6        1       (8)       4       3        9
    Overburden removal outlays             (34)     (39)       -       -        -        -        -        -     (34)     (39)
    Overburden removal outlays -
      Project Millennium                   (12)       -        -       -        -        -        -        -     (12)       -
    Increase (decrease) in deferred
      credits and other                     (3)       2        1      (1)       -        1       14       16      12       18
---------------------------------------------------------------------------------------------------------------------------------
  Total cash flow provided from
    (used in) operations                   536      247      154     124      133       77      (81)     (79)    742      369
  Decrease (increase) in operating
    working capital                       (151)      12       42        9     (17)     (11)      42       66      (84)     76
---------------------------------------------------------------------------------------------------------------------------------
  Total cash flow provided from
    (used in) operating activities         385      259      196     133      116       66      (39)     (13)    658      445
---------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
INVESTING ACTIVITIES:
  Capital and exploration expenditures  (1,328)    (592)     (95)   (127)     (30)     (18)     (10)     (35) (1,463)    (772)
   Deferred maintenance
     shutdown expenditures                  (1)     (23)       -       -       (9)       -        -        -     (10)     (23)
   Deferred outlays and other
     investments                            (5)      (7)       -       -       (6)      (1)       1       (1)    (10)      (9)
   Proceeds from disposals                 101        1      314      90        2        -        -        -     417       91
---------------------------------------------------------------------------------------------------------------------------------
   Total cash provided from (used in)
     investing activities               (1,233)    (621)     219     (37)     (43)     (19)      (9)     (36) (1,066)    (713)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY) BEFORE
  FINANCING ACTIVITIES                    (848)    (362)     415      96       73       47      (48)     (49)   (408)    (268)
---------------------------------------------------------------------------------------------------------------------------------

* The company's definition of capital employed excludes capitalized costs related to major projects in progress. If capital employed were to include these capitalized costs, the return on average capital employed would be as stated on this line.


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

       13   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0


Schedules of Segmented Data
(unaudited)

                                                                                              Corporate and
                                           Oil Sands       Natural Gas         Sunoco          Eliminations        Total
                                         -------------     ------------     -------------     -------------    -------------
($ millions)                             2000     1999     2000    1999     2000     1999     2000     1999    2000     1999
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Third quarter
REVENUES
Sales and other operating revenues        140      121       62      40      659      477        -        -     861      638
Intersegment revenues                     196      119       43      39        -        -     (239)    (158)      -        -
Interest                                    -        -        -       -        -        -        1        1       1        1
---------------------------------------------------------------------------------------------------------------------------------
                                          336      240      105      79      659      477     (238)    (157)    862      639
EXPENSES
Purchases of crude oil and products         -        1        -       -      451      297     (239)    (153)    212      145
Operating, selling and general            111      105       16      27       72       64       12       12     211      208
Exploration                                 -        -        6       8        -        -        -        -       6        8
Royalties                                  23       14       25      12        -        -        -        -      48       26
Taxes other than income taxes               4        2        1       1       89       81        -        -      94       84
Depreciation, depletion and amortization   57       44       19      21       15       13        -        -      91       78
Gain on disposal of assets                  -        -      (74)    (25)       -        -        -        -     (74)     (25)
Write down of oil shale assets              -        -        -       -        -        -      125        -     125        -
Restructuring                               -        -       22       -        -        -        -        -      22        -
Start-up expenses - Project Millennium     10        -        -       -        -        -        -        -      10        -
Interest                                    -        -        -       -        -        -        6        5       6        5
---------------------------------------------------------------------------------------------------------------------------------
                                          205      166       15      44      627      455      (96)    (136)    751      529
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES       131       74       90      35       32       22     (142)     (21)    111      110
Income taxes                              (55)     (31)     (47)    (15)     (13)     (10)      54       16     (61)     (40)
---------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                        76       43       43      20       19       12      (88)      (5)     50       70
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE FINANCING ACTIVITIES
Third quarter
CASH PROVIDED FROM (USED IN)
  OPERATING ACTIVITIES:
  Cash flow provided from
    (used in) operations
    Net earnings (loss)                    76       43       43      20       19       12      (88)      (5)     50       70
    Exploration expenses
      Cash                                  -        -        3       2        -        -        -        -       3        2
      Dry hole costs                        -        -        3       6        -        -        -        -       3        6
    Non-cash items included in earnings
      Depreciation, depletion
        and amortization                   57       44       19       21      15       13        -        -       91      78
      Future income taxes                  51       29       47      14        1      (13)     (57)     (12)      42      18
      Current income tax provision
        allocated to Corporate              4        2        -       1       12       23      (16)     (26)       -       -
      Gain on disposal of assets            -        -      (74)    (25)       -        -        -        -      (74)    (25)
      Write down of oil shale assets        -        -        -       -        -        -      125        -      125       -
      Restructuring                         -        -       21       -        -        -        -        -       21       -
      Other                                 -        -        1       2        3        -      (10)       1       (6)      3
    Overburden removal outlays            (15)     (14)       -       -        -        -        -        -      (15)    (14)
      Project Millennium                  (12)       -        -       -        -        -        -        -      (12)      -
    Increase (decrease) in deferred
      credits and other                    (5)       -        1      (2)      (1)       2        6        9        1       9
---------------------------------------------------------------------------------------------------------------------------------
  Total cash flow provided from
    (used in) operations                  156      104       64      39       49       37      (40)     (33)     229     147
  Decrease (increase) in operating
    working capital                        14       66      (12)      4      (13)     (11)      16       36        5      95
---------------------------------------------------------------------------------------------------------------------------------
  Total cash provided from
    (used in) operating activities        170      170       52      43       36       26      (24)       3      234     242
---------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
INVESTING ACTIVITIES:
  Capital and exploration expenditures   (475)    (284)     (22)    (34)     (13)     (10)       3      (13)    (507)   (341)
  Deferred maintenance
    shutdown expenditures                   -       (1)       -       -       (1)       -        -        -       (1)     (1)
  Deferred outlays and other
    investments                             4        -        -       -        -        -        -       (1)       4      (1)
  Proceeds from disposals                   -        -      113      44        1        -        -        -      114      44
---------------------------------------------------------------------------------------------------------------------------------
  Total cash provided from (used in)
    investing activities                 (471)    (285)      91      10      (13)     (10)       3      (14)    (390)   (299)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY) BEFORE
  FINANCING ACTIVITIES                   (301)    (115)     143      53       23       16      (21)     (11)     156     (57)
---------------------------------------------------------------------------------------------------------------------------------

Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

       14   S U N C O R  E N E R G Y  I N C. - T H I R D  Q U A R T E R  2 0 0 0

QUARTERLY OPERATING SUMMARY
(unaudited)

                                                                         For the quarter ended   Nine months ended    Total year
                                          SEPT 30    June 30    Mar 31     Dec 31    Sept 30    SEPT 30    Sept 30
                                             2000       2000      2000       1999      1999       2000       1999        1999
---------------------------------------------------------------------------------------------------------------------------------
OIL SANDS
PRODUCTION (a)                             114.2      116.7      114.8      113.2      101.5      115.3      103.1      105.6
SALES (a)
   light sweet crude oil                    61.4       64.3       67.7       62.8       52.1       64.4       49.3       52.7
   diesel                                    8.9        8.6        8.7        9.5        8.4        8.7        7.7        8.2
   light sour crude oil                     42.6       45.2       41.5       35.1       47.5       43.2       43.5       41.3
---------------------------------------------------------------------------------------------------------------------------------
                                           112.9      118.1      117.9      107.4      108.0      116.3      100.5      102.2
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE SALES PRICE (b)
   light sweet crude oil                   36.21      33.54      34.35      30.81      27.23      34.68      24.02      26.06
   other (diesel and light sour crude oil) 27.84      28.22      28.46      25.91      21.45      28.17      20.18      21.48
   total                                   32.39      31.12      31.84      28.77      24.24      31.78      22.07      23.84
   total*                                  43.41      39.40      39.19      33.72      27.56      40.64      23.07      25.89
CASH OPERATING COSTS (1),(c)               14.50      12.20      11.10      11.15      12.35      12.55      11.90      11.70
TOTAL OPERATING COSTS (2),(c)              18.55      16.60      15.50      15.10      15.30      16.85      15.05      15.05

NATURAL GAS

GROSS PRODUCTION**
Conventional
   crude oil (a) ***                         3.6        3.5        8.1        7.9        8.4        5.1        9.6        9.2
   natural gas liquids (a)                   2.8        3.1        3.5        4.0        4.1        3.1        4.3        4.2
   natural gas (d)                           200        195        222        219        231        206        228        226
   total (e)                                26.4       26.1       33.8       33.8       35.6       28.8       36.7       36.0


AVERAGE SALES PRICE
   crude oil - conventional (b)            33.09      30.04      26.30      25.21      20.55      28.79      19.76      20.94
   crude oil - conventional (b)*           42.31      38.65      38.23      32.72      28.01      39.31      21.61      24.01
   natural gas liquids (b)                 39.56      32.80      33.16      27.12      22.81      34.94      16.91      19.32
   natural gas (f)                          4.63       3.70       2.96       2.96       2.48       3.74       2.27       2.44
   natural gas (f)*                         4.62       3.70       2.97       3.11       2.58       3.74       2.28       2.48
NET WELLS DRILLED

Conventional - exploratory ****                1          9          2         10          6         12          9         19
             - development                     5          6          4          4          1         15          3          7
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                                               6         15          6         14          7         27         12         26
--------------------------------------------------------------------------------------------------------------------------------
SUNOCO
REFINED PRODUCT SALES (g)
Transportation fuels
   Gasoline - retail *****                   4.2        4.2        4.0        4.3        4.0        4.1        4.1        4.1
            - other                          4.1        4.2        3.8        3.8        3.8        4.0        3.7        3.7
   Jet fuel                                  1.1        1.0        1.1        0.9        1.2        1.1        1.1        1.1
   Other                                     3.0        3.3        2.8        2.9        2.8        3.1        2.6        2.7
--------------------------------------------------------------------------------------------------------------------------------
                                            12.4       12.7       11.7       11.9       11.8       12.3       11.5       11.6
Petrochemicals                               0.3        0.8        0.6        0.8        0.8        0.6        0.7        0.7
Heating oils                                 0.2        0.3        0.7        0.5        0.1        0.4        0.4        0.4
Heavy fuel oils                              0.5        0.6        0.7        0.5        0.4        0.6        0.5        0.5
Other                                        0.6        0.7        0.6        0.5        0.8        0.6        0.6        0.6
--------------------------------------------------------------------------------------------------------------------------------
                                            14.0       15.1       14.3       14.2       13.9       14.5       13.7       13.8
--------------------------------------------------------------------------------------------------------------------------------
NATURAL GAS SALES (d)                         74         78         84         90         87         79         89         89
--------------------------------------------------------------------------------------------------------------------------------
MARGINS (h)
Refining (3)                                 6.1        6.3        5.4        4.3        4.8        6.0        3.8        4.0
Retail (4)                                   6.4        6.4        6.8        7.2        6.9        6.5        7.5        7.4
CRUDE OIL SUPPLY AND REFINING
Processed at Suncor refinery (g)            10.7       11.0       11.4       10.2       11.2       11.0       10.8       10.6
Utilization of refining capacity (%)          96         99        102         92        100         99         97         95
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




*     Excludes the impact of hedging activities.
** Currently all Natural Gas production is located in the Western Canada Sedimentary Basin.
*** Before deducting third quarter 2000 Alberta Crown royalty of 0.5 thousands barrels per day (third quarter 1999 - 0.9 thousand barrels per day).
****  Excludes exploratory wells in progress.
***** Excludes sales through joint venture interests.

(a) thousands of barrels per day
(b) dollars per barrel
(c) dollars per barrel rounded to the nearest $0.05
(d) millions of cubic feet per day
(e) BOE per day
(f) dollars per thousand cubic feet
(g) thousands of cubic metres per day
(h) cents per litre

DEFINITIONS
(1) Cash operating costs - operating, selling and general expenses, crude oil and products purchases, taxes other than income taxes, start-up expenses and overburden cash expenditures for the period.
(2) Total operating costs - cash and non-cash operating costs (total Oil Sands expenses less royalties in Schedules of Segmented Data).
(3) Refining margin - average wholesale unit price from all products minus average unit cost of crude oil.
(4) Retail margin - average street price of Sunoco branded retail gasoline minus refining gasoline price.

METRIC CONVERSION
Crude oil, refined products, etc.   1m3 (cubic metre) = approx. 6.29 barrels
Natural gas                         1m3 (cubic metre) = approx. 35.49 cubic feet


Media and Investor Inquiries:         For more information about Suncor Energy,
John Rogers (403) 269-8670                 visit our website at: www.suncor.com

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        SUNCOR ENERGY INC.


Date:  October 27, 2000                 By:  "MICHAEL W. O'BRIEN"
                                            --------------------------------
                                            Michael W. O'Brien
                                            Executive Vice President,
                                            Corporate Development and
                                            Chief Financial Officer